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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

             NASDAQ INFORMS ZONAGEN THAT IT NO LONGER MEETS NATIONAL
                MARKET LISTING REQUIREMENTS AND WILL BE DELISTED

               ZONAGEN EXPECTS TO TRADE ON NASDAQ SMALLCAP MARKET

THE WOODLANDS, TEXAS - JUNE 28, 2004 - Zonagen, Inc. (Nasdaq: ZONA and PCX: ZNG) announced today that it received a Nasdaq Staff Determination letter on June 23, 2004, indicating that Zonagen no longer complies with the minimum $10 million stockholders' equity requirement which is necessary for continued listing on the Nasdaq National Market. This shortfall is a result of the previously announced and recently concluded (January 2004) self-tender offer in which the Company repurchased 6,547,635 shares of common stock at a total cost of approximately $14 million. As of March 31, 2004, (unaudited) and as of December 31, 2003, the Company's stockholders' equity was $8,745,000 and $24,028,000, respectively.

As a result, the Company's shares will be delisted from Nasdaq on July 2, 2004, unless the Company either applies for a Nasdaq SmallCap Listing, or appeals the decision of the Staff Determination letter by June 30, 2004. Zonagen will apply for a Nasdaq SmallCap Listing which will stay its Nasdaq National listing until the application process is complete. Nasdaq will allow Zonagen to apply for a SmallCap listing under the continued listing requirements. The Company believes that it meets those listing requirements. There can be no assurances that Nasdaq will accept Zonagen's application for a Nasdaq SmallCap Market listing. If the application is denied, the Company believes that its stock will be eligible for quotation on the OTC Bulletin Board.

Zonagen had communicated with Nasdaq about certain possible actions needed to keep its common stock listed on the National Market; however, Zonagen's management and board of directors is unwilling to undertake a dilutive financing at this time as a means to maintain its National Market listing.

About Zonagen

Zonagen is engaged in the development of pharmaceutical products that address diseases and conditions associated with the treatment of hormonal and reproductive system disorders. For more information, visit Zonagen's web site at http://www.zonagen.com.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including but not limited to those relating to Zonagen's ability to move to the Nasdaq SmallCap Market and others identified in Zonagen's Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission (SEC). These documents are available on request from Zonagen or at www.sec.gov. Zonagen disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
Louis Ploth, Vice President and CFO
lploth@zonagen.com
281-719-3454